Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (333-180902) and in the Registration Statements on Form S-8 (333-197203 and 333-166891) of First Defiance Financial Corp. of our report dated February 28, 2019 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of First Defiance Financial Corp. for the year ended December 31, 2018.

/s/ Crowe LLP
Crowe LLP

South Bend, Indiana

February 28, 2019